Exhibit 99.1

October 29, 2009 — FOR IMMEDIATE RELEASE	Contact: Robert V. Lardon
Vice President, Investor Relations
203.328.3517
robert.lardon@harman.com

HARMAN INTERNATIONAL RETURNS TO POSITIVE OPERATING INCOME, EXCLUDING NON-RECURRING ITEMS

•	Multibillion dollar new awards and emerging market activities position company for growth

•	Record new product introductions and strong innovation pipeline help gain market share

•	Strong cash position provides sound base for organic and inorganic growth opportunities

Stamford, CT, October 29, 2009 – Harman International Industries, Incorporated (NYSE: HAR) today announced results for the First Quarter FY 2010 ending September 30, 2009. Net sales for the quarter were $757 million, a decrease of 13 percent compared to the same period last fiscal year. Excluding foreign currency translation, net sales declined by 10 percent. Sequentially, sales increased 13 percent compared to the previous quarter. Excluding non-recurring items, the first quarter generated a non-GAAP operating profit of $5 million, compared to a non-GAAP operating loss of ($34) million for the previous quarter. On the same non-GAAP basis, loss per diluted share was ($0.05) for the quarter compared to earnings of $0.47 for the same period last fiscal year. On a GAAP basis, loss per diluted share was ($0.14) for the quarter compared to earnings per share of $0.36 during the same period last fiscal year.

“It is clear that Harman’s aggressive initiatives to optimize costs, improve productivity and drive innovation are bearing fruit,” said Dinesh C. Paliwal, the Company’s Chairman, President and CEO. “Our key markets are stabilizing, we are gaining market share, and we posted double-digit sequential sales growth for the quarter—aided in part by various stimulus programs. Our operating income, excluding non-recurring items, has turned positive. Harman is recognized as a strong global company with a fast-growing footprint in the emerging markets, and major customers including BMW, Daimler and Toyota have chosen us for repeat business due to our track record of successful execution and technology leadership. These achievements have contributed to an estimated $10 billion in total awarded business which we will deliver over several years. Despite the continued global economic challenges, I am pleased with the major progress we have made in lowering our cost base while investing heavily in innovation. The $400 million cost savings and operational excellence initiatives that we launched in June 2008 are ahead of target in delivering sustainable benefits.”

FY 2010 Key Figures – Total Company	Three Months Ended September 30
			Increase (Decrease)
$ millions (except per share data)	Q1 10	Q1 09	Including Currency Changes	Excluding Currency Changes[2]
Net sales	757	869	(13)%	(10)%
Gross profit	200	242	(18)%	(16)%
Percent of net sales	26.3%	27.8%
Operating income (loss)	(1)	32	n.m.	n.m.
Percent of net sales	(0.2)%	3.7%
Net Income (loss)	(9)	21	n.m.	n.m.
Diluted earnings (loss) per share	(0.14)	0.36
Restructuring-related costs	4	10
Goodwill impairment charge	3	0
Non-GAAP
Gross profit[1]	200	248	(19)%	(18)%
Percent of net sales[1]	26.4%	28.5%
Operating income (loss)[1]	5	43	n.m	n.m.
Percent of net sales[1]	0.7%	4.9%
Net Income (loss)[1]	(4)	28	n.m.	n.m.
Diluted earnings (loss) per share[1]	(0.05)	0.47
Shares outstanding - diluted (in millions)	69	59
1,2 A non-GAAP measure, see reconciliations of non-GAAP measures later in this release. n.m. = Not Meaningful

Summary of Operations Fiscal 2010 – First Quarter

Net sales in the first quarter were $757 million, a decrease of 13 percent or 10 percent when adjusted for constant currency compared to the prior year. Net sales declined in all three divisions primarily due to the global economic downturn. Sequentially, sales were up 13 percent compared to the previous quarter.

Gross margin on a non-GAAP basis in the first quarter decreased 2.1 percentage points to 26.4 percent compared to the same period last year. The gross margin decline was primarily due to a decrease in factory utilization associated with lower sales and the ramp up of new infotainment product launches in the Automotive Division. Restructuring costs included in costs of sales were $1 million which consisted primarily of accelerated depreciation related to the closure of manufacturing facilities.

SG&A expense on a non-GAAP basis in the first quarter was $195 million compared to $205 million in the same period last year. Restructuring costs excluded from non-GAAP SG&A were $3 million which were primarily related to the Company’s STEP Change program. Foreign currency translation contributed $6 million to the decrease in SG&A expense.

Operating income on a non-GAAP basis in the first quarter was $5 million compared to operating income of $43 million in the same period last year. On a GAAP basis, operating loss was ($1 million) compared to operating income of $32 million during the same period of the prior year.

Harman continues to execute ahead of schedule on its $400 million STEP Change cost-savings program. The Company has achieved $243 million in permanent savings through September 30, 2009, compared to a target of $197 million. The Company announced several new restructuring initiatives since its last reporting period, including a sharper focus on engineering and R&D at its facilities in Bridgend, United Kingdom and Vienna, Austria. Manufacturing activities at both sites will be shifted to a new 40,000 sq. ft. expansion of the Company’s plant in Székesfehérvár, Hungary with the support of several government incentives.

At September 30, 2009, the Company’s cash and cash equivalents balance was $540 million compared to $195 million in the same period of the prior year. The increase in cash was primarily the result of increased borrowing from the Company’s revolving credit facility combined with the net proceeds from the Company’s common stock offering in June 2009.

Harman conducted several significant customer events in recent weeks, formally unveiling a scalable, next-generation infotainment system that allows automakers to select a greater range of features and price points and addresses an estimated $5 billion market largely untapped by Harman. The Company has received the first award for this new system from a leading global automaker, Toyota, as outlined in the automotive section below.

Harman also announced that it has accepted a multi-year role as Official Sound Partner to the GRAMMY® Awards, building upon a successful relationship that began earlier this year. The Company recently received a special GRAMMY award recognizing Harman’s decades of contribution in advancing sound technology, underscoring its position as the industry’s top professional sound solution provider and the loyalty of customers and partners.

“Our intense focus on Operational Excellence is revealed in both our financial metrics and the spirit of our team,” said Paliwal. “Our balance sheet is healthy, our innovation pipeline is robust, and our loyal customers are rewarding us with significant new business. We are energized and we expect to emerge from the current economic environment as a stronger and more profitable competitor.”

Investor Call on October 29, 2009

NOTE: For reference during its analyst and investor conference call, the Company has posted a set of informational slides on its web site at www.harman.com and accompanying this press release on www.businesswire.com.

At 4:40 p.m. EDT today, Harman’s management will host an analyst and investor conference call to discuss the first quarter results. Those who wish to participate in the call should dial (800) 288-8960 (US) or +1 (612) 234-9959 (International), and reference Harman International.

A replay of the call will also be available following the completion of the call at approximately 6:40 p.m. EDT. The replay will be available through November 27, 2009. To listen to the replay, dial (800) 475-6701 (US) or +1 (320) 365-3844 (International), Access Code: 119850.

AT&T will also be web-casting the presentation. The web-cast can be accessed at http://65.197.1.15/att/confcast, enter the Conference ID: 119850 and click Go. There will also be a link to the web-cast at www.harman.com. Participation through the web-cast will be in listen-only mode. If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118 (US) or +1 (678) 749-8002 (International).

General Information

Harman International (www.harman.com) designs, manufactures and markets a wide range of audio and infotainment products for the automotive, consumer and professional markets. The Company maintains a strong presence in the Americas, Europe and Asia and employs approximately 9,500 people worldwide. The Harman International family of brands spans some 16 leading names including AKG®, Audioaccess®, Becker®, BSS®, Crown®, dbx®, DigiTech®, Harman Kardon®, Infinity®, JBL®, Lexicon®, Mark Levinson®, Revel®, QNX®, Soundcraft® and Studer®. The Company’s stock is traded on the New York Stock Exchange under the symbol HAR.

A reconciliation of the non-GAAP measures included in this press release to the most comparable GAAP measures is provided in the tables contained at the end of this press release. Harman does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Forward-Looking Information

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. One should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to (1) our ability to successfully implement our strategic initiatives, including our STEP Change cost reduction initiatives, and to achieve the intended benefits and anticipated savings of those initiatives; (2) automobile industry sales and production rates and the willingness of automobile purchasers to pay for the option of a premium audio system and/or a multi-function infotainment system; (3) changes in consumer confidence and spending and worsening economic conditions worldwide; (4) customer acceptance of our consumer and professional products; (5) the bankruptcy or financial deterioration of one or more of our major customers or suppliers; (6) the loss of one or more significant customers, including our automotive manufacturer customers, or the loss of a significant platform with an automotive customer; (7) changes in interest rates and availability of financing affecting corporate and consumer spending, including the effects of continued volatility and further deterioration in the financial and credit markets; (8) fluctuations in currency exchange rates, particularly with respect to the value of the U.S. dollar and the euro, and other risks inherent in international trade and business transactions; (9) warranty obligations for defects in our products; (10) our ability to satisfy automotive contract performance criteria, including our ability to meet technical specifications and due dates on new platforms, at expected profit margins; (11) competition in the automotive, consumer or professional markets in which we operate, including pricing pressures in the market for personal navigation devices; (12) our ability to achieve cost reductions and other benefits in connection with the restructuring of our manufacturing, engineering and administrative organizations; (13) model-year changeovers and customer acceptance in the automotive industry; (14) our ability to enforce or defend our ownership and use of intellectual property; (15) our ability to maintain a competitive technological advantage within the systems, services and products we provide into the market place; (16) our ability to effectively integrate acquisitions made by us or manage restructuring and cost migration initiatives; (17) our ability to comply with financial or other covenants in our long-term debt agreements; (18) limitations on our ability to borrow funds under our existing credit facilities; (19) valuation of certain assets, including goodwill, investments and deferred tax assets, considering recent market conditions and operating results; (20) strikes, work stoppages and labor negotiations at our facilities or at a facility of one of our significant customers, or work stoppages at a common carrier or a major shipping location; (21) commodity price fluctuations; (22) availability of key components for the products we manufacture; (23) the outcome of pending or future litigation and other claims, including, but not limited to the current stockholder and ERISA lawsuits; and (24) other risks detailed in Harman International’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and other filings made by Harman International with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement.

APPENDIX

Automotive Division

FY 2010 Key Figures – Automotive	Three Months Ended September 30
			Increase (Decrease)
$ millions	Q1 10	Q1 09	Including Currency Changes	Excluding Currency Changes
Net sales	543	617	(12)%	(9)%
Gross profit	126	154	(18)%	(17)%
Percent of net sales	23.2%	24.9%
Operating income (loss)	(5)	20	n.m.	n.m.
Percent of net sales	(0.9)%	3.3%
Restructuring-related Costs	3	9
Goodwill impairment charge	3	0
Non-GAAP
Gross profit	126	159	(21)%	(20)%
Percent of net sales	23.2%	25.8%
Operating income (loss)	1	30	n.m.	n.m.
Percent of net sales	0.3%	4.8%
n.m. = Not Meaningful

Automotive net sales for the quarter ended September 30, 2009 were $543 million, a decrease of 12 percent or 9 percent when adjusted for constant currency compared to the prior year. Sequentially, the sales were up 17 percent compared to the previous quarter. Gross margin on a non-GAAP basis in the first quarter decreased 2.6 percentage points to 23.2 percent. The gross profit margin decline was due to lower contribution margin related to the ramp up of new infotainment product launches, partly offset by reduced warranty expense and lower manufacturing costs resulting from the STEP Change program.

SG&A expense on a non-GAAP basis in the first quarter was $124 million compared to $129 million in the prior year, representing a decrease of $5 million. STEP Change savings contributed positively to the year-over-year cost reduction.

The Harman Automotive Division has received three significant multi-year audio and infotainment awards since its last reporting period. Daimler has selected Harman to provide the premium infotainment systems for its future Mercedes C- and S-Class models. BMW has selected Harman infotainment across its full range of future models. The Company also announced today that is has been selected by Toyota to provide Harman infotainment on Toyota vehicles sold in Europe beginning in calendar year 2011. This is the first application of the Company’s recently-launched scalable, next-generation infotainment system. In addition, Harman was selected to provide premium branded audio systems on future Toyota 4Runner and Land Cruiser models in the US, Europe and Middle East.

“We are well positioned to seize additional growth opportunities based on our proven track record for technology and execution, our energy-saving Green Edge™ audio and infotainment solutions and our next-generation active noise management solutions for conventional, hybrid and electric vehicles,” said Paliwal.

Consumer Division

FY 2010 Key Figures – Consumer	Three Months Ended September 30
			Increase (Decrease)
$ millions	Q1 10	Q1 09	Including Currency Changes	Excluding Currency Changes
Net sales	84	102	(17)%	(16)%
Gross profit	22	26	(17)%	(15)%
Percent of net sales	26.1%	25.9%
Operating income (loss)	1	(1)	n.m.	n.m.
Percent of net sales	0.9%	(1.4)%
Restructuring-related costs	0	0
Non-GAAP
Gross profit	22	26	(17)%	(15)%
Percent of net sales	26.1%	25.9%
Operating income (loss)	1	(1)	n.m.	n.m.
Percent of net sales	1.0%	(1.0)%
n.m. = Not Meaningful

Consumer net sales for the quarter ended September 30, 2009 were $84 million, a decrease of 17 percent or 16 percent when adjusted for constant currency compared to the prior year. Sequentially, sales were up 20 percent compared to the previous quarter. Gross margin on a non-GAAP basis in the first quarter increased 0.2 percentage points to 26.1 percent. The increase was primarily the result of the successful launch of new products.

SG&A expense on a non-GAAP basis in the first quarter was $21 million compared to $27 million in the same period of the prior year, representing a decrease of $6 million. The improvement was primarily due to cost savings realized from the STEP Change program.

Harman’s Consumer Division launched a new dealer-focused strategy at IFA Berlin 2009, the world’s largest show for consumer electronics, and received more than $30 million in orders at this event. Harman Consumer products were honored with several leading industry awards, including Japan’s Good Design Award for the JBL SAS-100; the Red Dot Design Award for two AKG headphones; and the European Imaging and Sound Association (EISA) Award for the Harman Kardon HK990 amplifier. JBL headphones from the Company’s partnership with fashion leader Roxy were featured as “must have” products by ABC’s Good Morning America and Life & Style Weekly Magazine.

“Our improved focus on new product introductions and targeted marketing is paying off with new wins for the Consumer Division that will improve both its performance and overall brand penetration across our businesses,” said Paliwal.

Professional Division

FY 2010 Key Figures – Professional	Three Months Ended September 30
			Increase (Decrease)
$ millions	Q1 10	Q1 09	Including Currency Changes	Excluding Currency Changes
Net sales	121	141	(14)%	(13)%
Gross profit	46	56	(17)%	(16)%
Percent of net sales	38.2%	39.3%
Operating income	17	21	(21)%	(21)%
Percent of net sales	13.8%	15.0%
Restructuring-related costs	1	0
Non-GAAP
Gross profit	47	56	(16)%	(15)%
Percent of net sales	38.7%	39.4%
Operating income	17	21	(18)%	(19)%
Percent of net sales	14.4%	15.1%

Professional net sales for the quarter ended September 30, 2009 were $121 million, a decrease of 14 percent or 13 percent when adjusted for constant currency compared to the same period in the prior year. Sequentially, the sales were down 2 percent compared to the previous quarter. Gross margin on a non-GAAP basis in the first quarter decreased 0.7 percentage points to 38.7 percent.

SG&A expense on a non-GAAP basis in the first quarter was $29 million compared to $34 million in the same period of the prior year, representing a decrease of $5 million. The improvement was primarily due to tight cost controls implemented across all business units.

The Harman Professional Division has been awarded several significant audio system projects in the Asian markets. These include seven key venues at the 2010 Commonwealth Games in New Delhi, India and all four permanent venues for World Expo Shanghai 2010. The Company’s Studer mixing console unit has received an order for more than 80 digital OnAir consoles from the British Broadcasting Corporation (BBC). Harman systems supported numerous leading artists and venues during the quarter, including Deep Purple, Eric Clapton and Steve Winwood, House of Blues, Marcus Theaters, American Airlines Arena, Georgia Tech Stadium, and the Darmstadt National Theater.

“Building upon our clear leadership in professional audio, we are evaluating both organic growth and acquisition opportunities to expand our market coverage,” said Paliwal.

Other (QNX and Corporate)

FY 2010 Key Figures – Other	Three Months Ended September 30
			Increase (Decrease)
$ millions	Q1 10	Q1 09	Including Currency Changes	Excluding Currency Changes
Net sales	9	9	(4)%	(4)%
Gross profit	5	7	(17)%	(17)%
Percent of net sales	59.3%	68.8%
Operating income (loss)	(14)	(8)	n.m.	n.m.
Percent of net sales	(158)%	(82.2)%
Restructuring-related costs	0	1
Non-GAAP
Gross profit	5	7	(17)%	(17)%
Percent of net sales	59.3%	68.8%
Operating income (loss)	(14)	(7)	n.m.	n.m.
Percent of net sales	(156)%	(73.6)%
n.m. = Not Meaningful

SG&A expense on a non-GAAP basis in the first quarter was $20 million compared to $14 million in the same period of the prior year, representing an increase of $6 million. The unfavorable variance was primarily due to stock option forfeiture credits recorded in the prior year period due to the retirement of senior executives.

QNX Software Systems recently won the prestigious Adobe MAX competition for innovative software applications in the Mobile category. QNX has become the first automotive software supplier to join the Open Screen Project for rich, interactive applications. QNX also announced several modular enhancements to its Connected Automotive Reference (CAR) initiative, including Google Local Search, Virtual Mechanic, and Application Store Technology for easy implementation in automotive applications. Power transmission and distribution provider AREVA has selected the QNX operating system for protection and control systems in high voltage substations.

“Our QNX software unit is opening up new market opportunities well beyond its established role as a powerful enabling technology for our core audio and infotainment businesses,” said Paliwal.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($000s omitted except per share amounts)

(unaudited)

	Three Months Ended September 30,
	2009	2008
Net sales	$757,368	$869,190
Cost of sales	557,826	627,260

Gross profit	199,542	241,930

Selling, general and administrative expenses	201,041	209,473
Operating income (loss)	(1,499)	32,457

Other expenses:
Interest expense, net	9,557	3,402
Miscellaneous, net	1,319	989

Income (loss) before income taxes	(12,375)	28,066

Income tax expense (benefit)	(4,577)	7,111
Net income (loss)	(7,798)	20,955

Less: Net Income (loss) attributable to noncontrolling interest	1,675	(34)
Net Income (loss) attributable to Harman International Industries Inc.	$(9,473)	$20,989

Basic earnings (loss) per share	$(0.14)	$0.36
Diluted earnings (loss) per share	$(0.14)	$0.36

Shares outstanding – Basic	69,254	58,658
Shares outstanding – Diluted	69,254	58,828

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

($000s omitted)

(unaudited)

	September 30, 2009	September 30, 2008
ASSETS
Current assets
Cash and cash equivalents	$540,163	$195,135
Accounts receivable	510,224	533,711
Inventories	364,619	406,741
Other current assets	171,870	222,410

Total current assets	1,586,876	1,357,997

Property, plant and equipment	501,284	575,347
Goodwill	81,411	413,958
Deferred tax assets, long term	282,594	171,973
Other assets	103,619	115,712

Total assets	$2,555,784	$2,634,987

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$637	$585
Accounts payable	283,114	301,917
Accrued liabilities	391,896	376,971
Accrued warranties	99,502	121,702
Income taxes payable	11,285	20,307

Total current liabilities	786,434	821,482

Borrowings under revolving credit facility	224,656	25,000
Long-term debt	352,963	339,307
Other non-current liabilities	164,703	146,038

Total Liabilities	1,528,756	1,331,827

Harman International shareholders’ equity	1,024,567	1,303,160
Noncontrolling interest	2,461	—
Total equity	1,027,028	1,303,160

Total liabilities and equity	$2,555,784	$2,634,987

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

($000s omitted except per share amounts) (unaudited)

	Three Months Ended September 30, 2009
	GAAP	Adjustments	Non-GAAP
Net sales	$757,368	—	$757,368
Cost of sales	557,826	$(536)[a]	557,290

Gross profit	199,542	536	200,078

Selling, general and administrative expenses	201,041	(6,429)[b,c]	194,612

Operating income (loss)	(1,499)	6,965	5,466

Other expenses:
Interest expense, net	9,557	—	9,557
Miscellaneous, net	1,319	—	1,319

Income (loss) before income taxes	(12,375)	6,965	(5,410)

Income tax expense (benefit)	(4,577)	1,086 [d]	(3,491)
Net income (loss)	$(7,798)		$(1,919)

Less: Net Income (loss) attributable to noncontrolling interest	1,675	—	1,675
Net Income (loss) attributable to
Harman International Industries Inc.	$(9,473)	—	$(3,594)

Basic earnings (loss) per share	$(0.14)		$(0.05)
Diluted earnings (loss) per share	$(0.14)		$(0.05)

Shares outstanding – Basic	69,254		69,254
Shares outstanding – Diluted	69,254		69,254

(a)	Restructuring charges in Cost of Sales in the amount of $0.5 million were recorded during the first quarter of fiscal 2010. These charges were taken to increase efficiency in manufacturing functions.
(b)	Restructuring charges in SG&A in the amount of $3.4 million were recorded during the first quarter of fiscal 2010. These charges were taken to increase efficiency in manufacturing, engineering and administrative functions.
(c)	A goodwill impairment charge of $3.0 million was incurred during the first quarter of fiscal 2010.
(d)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the discrete tax rate within that specific country. This weighted average calculation yielded a tax benefit rate of 27.5%. Prior period tax benefit used the same calculation methodology, but assumed that 80% of the restructuring expenses would be of US origin and the remaining 20% would be of German origin. Tax benefits, if any, applied to goodwill impairment expense are based on discrete transactions and disclosed in the goodwill impairment footnotes of our recent SEC filings.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our restructuring and goodwill impairment charges incurred during the first quarter of fiscal 2010. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

($000s omitted except per share amounts)

(unaudited)

	Three Months Ended September 30, 2008
	GAAP	Adjustments	Non-GAAP
Net sales	$869,190	—	$869,190
Cost of sales	627,260	$(5,611)[a]	621,649

Gross profit	241,930	5,611	247,541

Selling, general and administrative expenses	209,473	(4,869)[a]	204,604

Operating income (loss)	32,457	10,480	42,937

Other expenses:
Interest expense, net	3,402	—	3,402
Miscellaneous, net	989	—	989

Income (loss) before income taxes	28,066	10,480	38,546

Income tax expense (benefit)	7,111	3,563 [b]	10,674
Net income (loss)	20,955	6,917	27,872

Less: Net Income (loss) attributable to noncontrolling interest	(34)	—	(34)
Net Income (loss) attributable to Harman International Industries Inc.	$20,989	$6,917	$27,906

Basic earnings (loss) per share	$0.36		$0.48
Diluted earnings (loss) per share	$0.36		$0.47

Shares outstanding – Basic	58,658		58,658
Shares outstanding – Diluted	58,828		58,828

(a)	Restructuring charges in the aggregate amount of $10.5 million were recorded during the first quarter to increase efficiency in manufacturing, engineering and administrative operations.

(b)	Weighted average tax benefit of 34% used based on assumption that 80% of the expenses would be US origin at a 35% rate and the remaining 20% would be German origin at a 28.5% rate.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of the financial statements with a better understanding of our restructuring charges incurred during the first quarter of fiscal 2009. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

RECONCILIATION OF NON-GAAP MEASURES EXCLUDING EFFECT OF FOREIGN CURRENCY

TRANSLATION

($000s Omitted)

	Three Months Ended September 30,		Increase
	2009	2008	(Decrease)
Net sales	$757,368	$869,190	(13)%
Effect of foreign currency translation[1]	—	(25,551)

Net sales, excluding effect of foreign currency translation	757,368	843,639	(10)%

Operating income (loss)	(1,499)	32,457	n.m.
Effect of foreign currency translation[1]	—	2,133

Operating income (loss), excluding effect of foreign currency translation	(1,499)	34,590	n.m.

Net income (loss) attributable to Harman International Industries Inc.	(9,473)	20,989	n.m.
Effect of foreign currency translation[1]	—	2,582

Net income (loss), excluding effect of foreign currency translation, attributable to Harman International Industries Inc.	$(9,473)	$23,571	n.m.

[1] Impact of restating prior year results at current year foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.